UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2022

TEAM, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 331-6154

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.30 par value	TISI	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On August 14, 2022, Team, Inc. (the “Company”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Baker Hughes Holdings LLC, a Delaware limited liability company (“Buyer”), pursuant to which Buyer will acquire all of the issued and outstanding equity interests of a wholly-owned subsidiary of the Company, TQ Acquisition, Inc., a Texas corporation (“TQ Acquisition”), for a purchase price of $280 million from Buyer, subject to certain adjustments based on the levels of cash, debt and working capital at closing (the “Transaction”). TQ Acquisition and its subsidiaries constitute the Company’s Quest Integrity segment, which provides integrity and reliability management solutions for the process, pipeline and power sectors. The Company will retain its two other segments: Inspection and Heat Treating and Mechanical Services.

The Purchase Agreement and the Transaction were unanimously approved by the special subcommittee of the Company’s board of directors (“Board”) and by the Company’s Board.

The consummation of the Transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, approval by the General Authority for Competition of the Kingdom of Saudi Arabia, the absence of any law or final order making the closing of the Transaction illegal or permanently enjoining such closing, the delivery of certain closing deliverables, the accuracy of the other party’s representations and warranties contained in the Purchase Agreement (subject, with specified exceptions, to materiality or “Material Adverse Effect” standards) and the other party’s performance of its covenants and agreements in the Purchase Agreement in all material respects.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, on the one hand, and Buyer, on the other hand, including covenants by the Company and Sellers relating to the operation of Quest Integrity prior to the closing.

The Purchase Agreement contains certain termination rights for the Sellers and Buyer, including the right to terminate the Purchase Agreement if the Transaction is not consummated by December 31, 2022, subject to one extension of seventy-five days if the required antitrust approvals described above have not yet been obtained.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is attached as Exhibit 10.1 hereto.

The representations, warranties and covenants set forth in the Purchase Agreement have been made only for the purposes of the Purchase Agreement and solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts. In addition, information regarding the subject matter of the representations and warranties made in the Purchase Agreement may change after the date of the Purchase Agreement. Accordingly, the Purchase Agreement is included with this Current Report on Form 8-K only to provide investors with information regarding its terms and not to provide investors with any other factual information regarding the Company, TQ Acquisition, its subsidiaries or their businesses as of the date of the Purchase Agreement or as of any other date.

Item 7.01	Regulation FD Disclosure.

On August 15, 2022, the Company issued a press release announcing that it had entered into the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 furnished hereunder shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit number	Description

10.1*	Equity Purchase Agreement, dated as of August 14, 2022, by and between Team, Inc. and Baker Hughes Holdings LLC.

99.1	Press Release, dated August 15, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, Inc.

By:	/s/ André C. Bouchard
André C. Bouchard
Executive Vice President, Administration, Chief Legal Officer and Secretary

Dated: August 15, 2022